Exhibit 10.2

LONG-TERM INCENTIVE AWARDS

FISCAL YEARS 2012-2014

FREQUENTLY ASKED QUESTIONS

Highlights

This document highlights in Question-and-Answer format the key features of the awards granted with respect to Sara Lee Corporation’s (“SLC” or the “Company”) 2012 fiscal year (“FY12”) and covering the Company’s fiscal years 2012 – 2014. The following pages provide detailed information relating to grants of FY12 awards (the “FY12 Award Program”), which will be made from Company shares authorized under either the 1998 or 2002 Long-Term Incentive Stock Plans (each a “Plan” and together, the “Plans”).

The Company anticipates that the spin-off (the “Anticipated Spin-Off”) of its international beverage business (“CoffeeCo”) will be completed in FY12, as a result of which the Company will be split into two publicly traded companies: the first will consist of the Company’s North American business (“SLE 2.0”), and the second will consist of the CoffeeCo business.

What is the purpose of the FY12 Award Program?

The Company has created the Program for fiscal years 2012-2014 in order to:

•	Motivate and reward selected employees of the Company for achieving long-term financial results that are aligned with the Company’s stockholders’ interests.

•

Reward selected employees of the Company – through grants of equity-based long-term incentives in the form of one or more of stock options, restricted stock units or performance-based units – for their continued commitment to the Company, including SLE 2.0 and CoffeeCo following the Anticipated Spin-Off, and efforts in connection with the Anticipated Spin-Off.

What forms of awards are granted under the FY12 Award Program?

The Company may grant to employees who are selected to participate in the FY12 Award Program awards of one or more of stock options, restricted stock units or performance-stock units.

How will I know the terms of the awards granted to me under the FY12 Award Program?

Awards granted pursuant to the FY12 Award Program will be made from shares authorized under, and pursuant to the terms of, the Plans. Additional terms and conditions of your award(s), including the potential number of Company shares underlying the award, will be contained in a separate Grant Notice and Agreement with respect to each type of award granted to you. The Grant Notice and Agreement will be distributed electronically through your E*Trade account. You should retain a copy of your Grant Notice and Agreement along with other important legal documents.

The Compensation and Employee Benefits Committee of the SLC Board of Directors (the “Committee”) is responsible for administering the FY12 Award Program and has full power and authority to interpret the Plans and the awards granted under the Plans. All decisions of the Committee are final and binding on all persons.

How do I confirm my acceptance of awards granted to me under the FY12 Award Program?

You must log into your E*Trade account and accept your grant(s) on-line. Instructions will be provided at the appropriate time. Sara Lee may from time to time modify the grant acceptance process and will notify you of any changes.

In addition, in order to receive your grant(s), you must electronically accept a Non-Competition/Non-Solicitation/Confidentiality Agreement even if you have previously accepted/signed the agreement. Signing the agreement is a condition of your receipt of your award(s) under the FY12 Award Program. You are advised to read the Non-Competition/Non-Solicitation/Confidentiality Agreement in its entirety before accepting it.

Are my awards subject to forfeiture under any circumstances?

Certain of the awards, or portions thereof, under the FY12 Award Program may be forfeited if your employment is terminated for certain reasons prior to the date the awards vest. In addition, as set forth in greater detail in your Grant Notice and Agreement(s) applicable to your award(s) under the FY12 Award Program, awards may be subject to forfeiture, adjustment and/or repayment if you engage in certain misconduct or the Company restates its financial statements within two years after the date in which the award vested and it is determined that your award should have been less than originally determined.

Key Features of Specific Awards

The subsections below highlight certain key features of awards that may be granted to participants under the FY12 Award Program. The descriptions below are intended only as a summary, are not intended to be complete and are qualified in their entirety by the terms of your individual Grant Notice and Agreement and the applicable Plan. You should review the terms of your Grant Notice and Agreement and the applicable Plan for the specific terms applicable to your award(s) under the FY12 Award Program.

Stock Options

What are the key features of stock options granted under the FY12 Award Program?

A stock option entitles the participant to purchase shares of SLC stock at a fixed price (i.e., the exercise price) for a period of time following the vesting of the stock options. The value of the stock option increases when the market value of SLC stock exceeds the exercise price of the stock option. When you exercise an option and pay the exercise price, you purchase and then own the SLC common shares you receive from the transaction.

Stock options granted under the FY12 Award Program will vest on August 31, 2014, subject to your continued employment with the Company or any of its subsidiaries, including SLE 2.0 following the Anticipated Spin-Off (collectively, the “Sara Lee Companies”), through such vesting date.

You do not have voting rights on stock options until you exercise the stock options to purchase actual shares. You do not receive dividends or dividend equivalents on stock options.

When may I exercise my stock options?

You may exercise your vested stock options – that is, purchase any or all of the vested shares in your grant at the exercise price – at any time between the vesting date and the expiration date of the stock option (subject to earlier expiration upon death, disability or other termination of employment, as described in the applicable Plan and your Grant Notice and Agreement). The minimum number of vested stock options that you may exercise at any time is 100 shares. For information on how to exercise your stock options, refer to your E*TRADE Stock Plans account or contact E*TRADE directly at 1-866-987-2339 or 1-678-319-7967.

How will the Anticipated Spin-Off affect stock option grants under the FY12 Award Program?

If you are granted stock options under the FY12 Award Program, at the time of the closing of the Anticipated Spin-Off, your stock options will become exercisable for shares of SLE 2.0 and will be adjusted to preserve the intrinsic value of the stock options prior to the occurrence of the Anticipated Spin-Off.

Restricted Stock Units

What are the key features of restricted stock units granted under the FY12 Award Program?

Restricted stock units (“RSUs”) are earned and converted into shares of Company common stock when they become vested. Subject to certain provisions for accelerated vesting as may be set forth in your Grant Notice and Agreement, the RSUs granted under the FY12 Award Program generally will vest on August 31, 2014, subject to your continued active service with the Sara Lee Companies through the vesting date. You do not have voting rights on RSUs until the RSUs are converted to actual shares.

Dividend equivalents will accrue on the RSUs (in cash, without interest) at the time dividends are otherwise paid to holders of Company common stock. These dividend equivalents are paid to you in cash after the RSUs have vested. At the Company’s discretion, the dividend equivalents may be applied toward your tax withholding obligations.

How will the Anticipated Spin-Off affect RSU grants under the FY12 Award Program?

If you are granted RSUs under the FY12 Award Program, at the time of the closing of the Anticipated Spin-Off, your RSUs will be treated in accordance with the terms of your Grant Notice and Agreement.

Performance-Based Units

What are the key features of performance-based units granted under the FY12 Award Program?

Performance-based units (“PSUs”) are restricted stock units, with vesting and payout generally contingent upon both the Company’s performance against established financial performance goals and your continued service through a specified date.

If you are granted a PSU award under the FY12 Award Program, the award will initially be granted as a target number of PSUs, which are first subject to a performance period that begins on July 1, 2011 and ends on June 30, 2012. The number of PSUs that will be deemed earned at the end of such performance period will be based on the Company’s FY12 consolidated operating income (as described in greater detail in your applicable Grant Notice and Agreement). If the Company’s consolidated operating income is achieved at the threshold level, then the number of PSUs earned will be 25% of the target number of PSUs. Similarly, if the Company’s consolidated operating income is achieved at the maximum level, then the number of PSUs earned will be equal to 150% of the target number of PSUs granted. However, for any portion of the performance period that does not occur prior to the Anticipated Spin-Off, Company consolidated operating income will be calculated at target (or 100%) performance. You should read your Grant Notice and Agreement carefully to determine the specific terms applicable to your PSU grant, if applicable.

The Performance Goal and payout levels are as follows:

	Threshold	Target	Maximum
FY12 Consolidated Operating Income	(1)	(1)	(1)
Payout of PSUs Granted	25%	100%	150%

(1)	The specific performance goals for the Consolidated Operating Income Targets were approved by the Committee and are contained in the minutes of the meeting at which the Program was approved.

•	Payouts between payout levels will be determined by linear interpolation

•	Results below Threshold will result in a zero payout

The number of PSUs that are earned during the performance period will be subject to a vesting period ending on August 31, 2014, subject to your continued employment with the Sara Lee Companies (or CoffeeCo following the Anticipated Spin-Off for certain participants) through such date and will be settled on such date; provided that certain PSU awards may be subject to earlier vesting in connection with certain termination of employment or in connection with the Anticipated Spin-Off. Vested PSUs generally will be converted into shares of the Company (or CoffeeCo or SLE 2.0 following the Anticipated Spin-Off), subject to certain adjustments in connection with the Anticipated Spin-Off. As indicated above, you should review your Grant Notice and Agreement carefully for the specific terms applicable to your PSU award.

If you are granted a PSU award under the FY12 Award Program, during the performance period and the subsequent vesting period, dividend equivalents will accrue (in cash, without interest) on your behalf at the time dividends are otherwise paid to holders of Company common stock. These dividend equivalents are paid to you in cash if and after the PSUs vest. Amounts credited to the accrued dividend equivalent account at the end of the performance period are distributed in the same proportion as the PSUs that are earned. For example, if 150% of the PSUs are earned, then 150% of the balance in the accrued dividend equivalent account will be paid at the same time that shares of the Company (or CoffeeCo or SLE 2.0 following the Anticipated Spin-Off) are released. Dividend equivalents that were accrued but not earned based upon the actual performance results determined at the end of the performance period will be forfeited. At the Company’s discretion, the dividend equivalents may be applied toward your tax withholding obligations.

Participants do not have voting rights on PSUs during the performance period.

How will the Anticipated Spin-Off affect PSU grants under the FY12 Award Program?

If you are granted PSUs under the FY12 Award Program, at the time of the closing of the Anticipated Spin-Off, your PSUs will be treated in accordance with the terms of your Grant Notice and Agreement.

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